United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

                October 12, 2011
Date of Report (Date of earliest event reported)

   OVERSEAS SHIPHOLDING GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

1-6749-1
Commission File Number

Delaware	13-2637623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

666 Third Avenue
               New York, New York 10017
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 953-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 –	Corporate Governance and Management
Item 5.02 –	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

    On  October 12, 2011, Overseas Shipholding Group, Inc. (“OSG”) and Mr. Morten Arntzen, the President and Chief Executive Officer of OSG, entered into two agreements.  One agreement (the “Employment Agreement”) provides the terms of Mr. Arntzen’s continued employment by OSG and supersedes and replaces the employment letter agreement dated as of January 19, 2004 between OSG and Mr. Arntzen, as amended.  The Employment Agreement provides that Mr. Arntzen will continue to serve as President and Chief Executive Officer of OSG at a base salary of no less than $900,000 per year (which base salary may be reduced by up to 15% as a result of an across-the-board reduction that is generally applicable to all OSG employees).  If OSG terminates Mr. Arntzen’s employment without Cause or Mr. Arntzen resigns with Good Reason (as such capitalized terms are defined in the Employment Agreement) prior to October 12, 2016, then, upon Mr. Arntzen’s signing of a general release, OSG shall pay him  base salary for two years, a pro-rata portion of his annual bonus for the year in which such termination occurs based on the actual results for such year and provide for continued health care coverage for up to 18 months.  Mr. Arntzen is eligible for an annual cash bonus under OSG’s Executive Performance Incentive Plan, as amended from time to time, which bonus is targeted at 180% of his annual base salary and will be based on performance goals determined for each year by the Compensation Committee of OSG’s Board of Directors.  Mr. Arntzen is also eligible for equity awards as determined by the Compensation Committee.

    The term Cause as defined in the Employment Agreement generally means (i) Mr. Arntzen’s willful misconduct involving OSG or its assets, business or employees or in the performance of his  duties which materially injure OSG, (ii) Mr. Arntzen’s  conviction of (or plea of guilty or nolo contendere to), a felony or certain other crimes, (iii) Mr. Arntzen’s continued and substantial failure to perform his duties with OSG which failure continues for a period of at least ten (10) days after written notice thereof from OSG, (iv) Mr. Arntzen’s breach of any material provision of his Employment Agreement concerning his duties and responsibilities as President and Chief Executive Officer of OSG and his agreements to maintain confidential information about OSG and not to compete against OSG or solicit OSG’s customers or employees, which breach, if curable, is not cured within ten (10) days after written notice from OSG or (v) Mr. Arntzen’s failure to attempt in good faith to promptly follow a written direction of OSG’s Board.  The term Good Reason as defined in the Employment Agreement generally means (i) any material diminution in Mr. Arntzen’s position, duties, responsibilities, or authority or assignment to him of duties and responsibilities materially inconsistent with his position, (ii) any reduction in annual base salary (other than as described in the preceding paragraph), (iii) relocation of his principal business location outside of a 50 mile radius of both his principal business location and his current principal residence, (iv) any material breach by OSG of any material provision of the Employment Agreement, (v) the failure of the Board to nominate or re-nominate him as a member of the Board or to elect or re-elect him as President and Chief Executive Officer or his removal from any such position (if not for Cause), or (vi) the failure of an acquiror of all or substantially all of the assets or business of OSG to assume OSG’s obligations under the Employment Agreement.

    The second agreement amends and restates the Change of Control Protection Agreement (the “CIC Agreement”) dated as of December 31, 2008 between OSG and Mr. Arntzen.  The CIC Agreement provides that if there is a Change of Control (as defined in the CIC Agreement) of OSG on or prior to October 12, 2016, Mr. Arntzen will be entitled to certain payments and benefits upon a termination of his employment (whether voluntary or involuntary) for any time within two years after the Change of Control or upon termination of his employment by OSG without Cause or by Mr. Arntzen with Good Reason within 90 days prior to the Change of Control. Upon any such termination, Mr. Arntzen will be entitled to payment of incurred but unreimbursed business expenses, accrued but unpaid base salary, bonus, vacation pay or other compensation, and other amounts or vested benefits due under the applicable employee benefit, equity or incentive plans of OSG then in effect. If such termination is without Cause or for Good Reason, subject to Mr. Arntzen signing a waiver and release of any claims he may have against OSG, Mr. Arntzen will also be entitled to receive (i) three times his annual salary plus his target annual incentive compensation in effect immediately prior to his termination, (ii) an amount equal to 36 months of additional employer contributions under any qualified or nonqualified defined contribution plan or arrangement maintained by OSG applicable to Mr. Arntzen, (iii) a pro rata annual bonus for the year in which Mr. Arntzen’s employment is terminated based on the actual results for such year and pro rated based on the portion of the year Mr. Arntzen was employed, (iv) three years of continued coverage for Mr. Arntzen and his dependents under OSG’s health plan and for Mr. Arntzen under OSG’s life insurance plan, and (v) vesting of any outstanding equity awards in accordance with the terms and conditions of the applicable plan and award agreement. In addition, if and to the extent that payments, benefits and other amounts received by Mr. Arntzen as a result of a change of control that are subject to excise tax (“parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) exceed the Section 280G safe harbor threshold, the amounts to be paid to Mr. Arntzen will be reduced or “cutback”, to an amount that would result in no excise tax being due but only if the reduced payments, benefits and other amounts would be greater than the unreduced amounts less the payment by Mr. Arntzen of applicable excise and other taxes.

    The foregoing description of the two agreements is qualified in its entirety by the terms and conditions of the two agreements, copies of which are filed with this Form 8-K as exhibits.

    On October 12, 2011, OSG granted Mr. Arntzen premium priced stock options and performance based restricted stock units (“RSUs”).

    Mr. Arntzen was granted stock options for 450,000 shares of common stock of OSG pursuant to the Overseas Shipholding Group, Inc. 2004 Stock Incentive Plan (the “2004 Plan”) at an exercise price of $22.50 per share which price exceeded the closing price of $15.60 per share on the grant date.  These options become exercisable on October 12, 2016 provided Mr. Arntzen has been in the continuous employ of OSG or its affiliates through such date.  He will become fully vested in such options prior to such date upon a Change of Control of OSG. If his employment by OSG or any of its affiliates terminates before such date for certain reasons, including death, disability or without Cause, he will vest in a pro rata portion of such options. The options expire on October 12, 2021.

    Mr. Arntzen was also granted 177,778 RSUs pursuant to the 2004 Plan.  These RSUs convert into an equal number of shares of common stock of OSG if during any thirty consecutive trading day period from October 12, 2011 through October 12, 2016 the trailing average closing price of a share of common stock of OSG is $22.50 or more (the “Performance Goal”), provided that Mr. Arntzen has been in the continuous employ of OSG or any of its affiliates through October 12, 2016. If the Performance Goal is achieved, (i) the RSUs will also vest upon a Change in Control of OSG and (ii) a pro-rata portion of the RSUs will vest if Mr. Arntzen’s employment by OSG or any of its affiliates terminates before October 12, 2016 for certain reasons, including death, disability or without Cause.  The RSUs have no voting rights and may not be transferred or disposed of. There will be credited to a dividend book entry account on behalf of Mr. Arntzen with respect to his RSUs the same cash dividend as is paid on shares of common stock from the grant date of the RSUs. Such dividends will be held uninvested and without interest and paid in cash to Mr. Arntzen if and when the RSUs vest.

    The foregoing description of stock options and RSUs is qualified in its entirety by the terms and conditions of the award letters, copies of which are filed with this Form 8-K as exhibits.

Section 9 –	Financial Statements and Exhibits.
Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
10.1	Letter Agreement dated October 12, 2011 between OSG and Morten Arntzen
10.2	Second Amended and Restated Change of Control Protection Agreement dated October 12, 2011 between OSG and Morten Arntzen
10.3	Restricted Unit Stock Award dated October 12, 2011 between OSG and Morten Arntzen
10.4	Nonqualified Stock Option Agreement dated October 12, 2011 between OSG and Morten Arntzen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSEAS SHIPHOLDING GROUP, INC.
(Registrant)
By: /s/James I. Edelson
Name: Title:	James I. Edelson Senior Vice President, General Counsel and Secretary

Date: October 18, 2011

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement dated October 12, 2011 between OSG and Morten Arntzen
10.2	Second Amended and Restated Change of Control Protection Agreement dated October 12, 2011 between OSG and Morten Arntzen
10.3	Restricted Unit Stock Award dated October 12, 2011 between OSG and Morten Arntzen
10.4	Nonqualified Stock Option Agreement dated October 12, 2011 between OSG and Morten Arntzen